SUB-ITEM 77H

MFS VARIABLE INSURANCE TRUST

As of December 31, 2004, the following entity beneficially owned more than 25% of any one series' voting securities, thereby becoming a controlling entity of such series:

                                                   % OF
                                                   SHARES
SERIES           OWNER AND ADDRESS                 OWNED
                                                   OF ENTIRE FUND

MFS Value Series   Hartford Life & Annuity         40.56%
(Initial Class)    Separate Account
                   Attn David Ten Broeck
                   200 Hopmeadow St
                   Simsbury, CT 06089-9793

As of December 31, 2004, the following entity no longer beneficially owned more than 25% of any one series' voting securities, thereby ceasing to be a controlling entity of such series:

None.